EXHIBIT 1

                              Summary:          Adage, Inc. announces
                                                $40,000,000 contract with the
                                                U.S. Army.



                              Company Contact:  Donald F.U. Goebert
                                                Chairman & President
                                                Adage, Inc.
                                                (610) 430-3900


FOR IMMEDIATE RELEASE:

         WEST CHESTER, PENNSYLVANIA, September 5, 1996..... ADAGE, INC.
(NASDAQ:ADGE), announced that its wholly owned subsidiary, RELM Communications, located in Melbourne, Florida, has received a contract for approximately $40,000,000 from the U.S. Army for wireless communications equipment.

         "This significant contract demonstrates that RELM continues to build momentum within the Wireless Communications Industry," according to Donald Goebert, President of Adage, Inc. "We have worked with the U.S. Army on previous contracts and they have gained confidence in RELM and know that we will meet their delivery timetable and performance standards."

         This contract, which is for land-mobile radio equipment, will cover a five year period, and will result in annual deliveries of RELM equipment worth between $7,000,000 and $8,600,000, starting January 1997. In April RELM entered into a $3,700,000 extension of an earlier contract with the U. S. Army to provide radio equipment to be delivered in the 3rd and 4th quarters of 1996 and the 1st quarter of 1997.

         Adage, Inc., through its subsidiary, RELM Communications, is a producer of wireless communications equipment and electronic products, and also has interests in paperboard manufacturing. RELM Communications specializes in the compact yet highly sophisticated land-mobile communications equipment required in the tough operating environments encountered by police, firefighters and military personnel.
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